Exhibit 2.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT

AMENDMENT, dated as of March 4, 2013 (this “Amendment”) to the Purchase and Sale Agreement, dated as of November 26, 2012 (the “Purchase Agreement”), by and among The McGraw-Hill Companies, Inc., a New York corporation, the entities set forth in Schedule I thereto, McGraw-Hill Education LLC, a Delaware limited liability company (n/k/a McGraw-Hill Global Education, LLC), and MHE Acquisition, LLC, a Delaware limited liability company.  All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Purchase Agreement to reflect certain additional or modified terms, and to agree on certain other matters set forth herein; and

WHEREAS, the Parties have negotiated a fair market cash value for the Seller Notes, and have determined to monetize the Seller Notes at such value prior to Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      The Purchase Agreement is hereby amended by deleting, in its entirety, all existing text in Exhibit F (“Terms of Seller Note”) and replacing it with “Intentionally Omitted”, and making the corresponding change in the Table of Contents.

2.                  Section 1.2 of the Purchase Agreement is hereby amended by deleting the references to the terms “Cash Consideration” and “Seller Note”, respectively.

3.                  Section 2.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a)      Subject to Section 2.2(b), in consideration for the Shares, at the Closing, Purchaser shall pay or shall cause to be paid to Parent, on behalf of and in its capacity as agent for Sellers, an aggregate of $2,400,000,000 in cash (the “Pre-Adjustment Amount”), to be increased or decreased as a result of the Closing Adjustment and/or Post-Closing Adjustment, if any, pursuant to Section 2.4 through Section 2.7 (the “Purchase Price”).  Parent shall, in its capacity as agent for Sellers, allocate the Purchase Price among the Sellers.”

4.                  Section 2.2(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)      Holdback.  At the Closing, only in the event that a Deferred Closing is required, a portion of the Purchase Price shall be withheld (the “Holdback Amount”) in respect of the Deferred Businesses, and shall be deposited into an escrow account (the “Escrow Account”) in the amounts attributed to such Deferred Businesses as set forth in Schedule IV.  The Escrow Account shall be held and disbursed by an escrow agent to be mutually agreed by the Parties in good faith promptly after the date hereof (the “Escrow Agent”) in accordance with the terms of this Agreement (including Section 2.9(b)) and the Escrow Agreement.  Parent shall be treated as the owner of the funds deposited in the Escrow Account for all Tax purposes.”

5.                  Clause (y) of Section 2.4(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(y) Parent’s calculation of the Closing Adjustment in reasonable detail and the Purchase Price (together with supporting documentation for such estimates and any additional information reasonably requested by Purchaser) after giving effect to the Closing Adjustment and”

6.                  Section 2.7 of the Purchase Agreement is hereby amended by deleting the fifth (and final) sentence of Section 2.7 in its entirety and replacing it with the following:

“Subject to Section 2.9(b), the Purchase Price shall equal the Pre-Adjustment Amount, (x) plus  the Final Adjustment Amount, if the Final Adjustment Amount is positive, or (y) less  the absolute value of the Final Adjustment Amount, if the Final Adjustment Amount is negative.”

7.                  Section 2.9(b)(iii) of the Purchase Agreement is hereby amended by deleting the second (and final) sentence of Section 2.9(b)(iii) in its entirety and replacing it with the following:

“As promptly as practicable following the first anniversary of the date of this Agreement (as may be extended pursuant to the following proviso, the “Deferred Closing Outside Date”), Purchaser and Parent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any remaining Holdback Amount then held in the Escrow Account (or right or claim thereto) to Purchaser, and the Purchase Price shall be adjusted downward to reflect any such relinquishment to Purchaser; provided, however that as long as Sellers are using their reasonable efforts to secure all requisite approvals, such Deferred Closing Outside Date shall be extended to the earlier of (A) the third (3rd) Business Day after the date on which all approvals from a Governmental Entity required to complete the applicable Deferred Closings are received and (B) the third (3rd) anniversary of the date of this Agreement.”

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8.                  The first sentence of Section 4.4(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)      Purchaser has received and accepted an executed and binding commitment letter, amended and restated as of March 4, 2013 (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”) from Apollo Investment Fund VII, L.P. and its affiliated investment funds (collectively, the “Equity Investors”), relating to the commitment of the Equity Investors, subject to the terms and conditions thereof, to invest in Purchaser the amount of the cash equity financing stated therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

9.                  Section 4.4(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(d)      Assuming the Financing is funded in accordance with the Commitment Letters, the net cash proceeds contemplated by the Commitment Letters will be sufficient for Purchaser to pay the Purchase Price and fees and expenses required to be paid by Purchaser (including fees payable to the Debt Financing Sources) in connection with the transactions contemplated by this Agreement and by the Financing (collectively, the “Required Amount”).”

10.                               Effective as of the Closing, Purchaser does hereby, for itself and each of its successors and assigns, and all Persons who at any time prior to the Closing have been directors, officers, agents or employees of any Transferred Company (in each case, in their respective capacities as such), remise, release, forever discharge, and covenant not to sue Sellers and their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing have been stockholders, directors, officers, agents or employees of Sellers (in each case, in their respective capacities as such), including without limitation all Purchaser Indemnified Parties, and their respective heirs, executors, administrators, successors and assigns, from and with respect to any and all Liabilities and Losses whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, to the extent existing or arising from any matters, causes, acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing solely in connection with or in respect of: (i) any adjustment to the reserve for returns for any calendar quarter in 2012, including the resultant impact on net income or EBITDA of the Business for such quarter or the full-year 2012, (ii) allocations of depreciation and of fringe benefit expenses reflected in the 2012 audit of the Business, and the resultant impact of either or both on net income or EBITDA of the Business, and

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(iii) the identified shared assets that will not transfer to Purchaser prior to or after the Closing, which will be made available only in accordance with the Transition Services Agreement, and for which Purchaser shall be obligated to pay for the physical separation of such assets after the Closing (subject to the $15 million credit set forth in Section 11.6(c)).

11.              This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. This Amendment shall have no force or effect unless and until it is executed and delivered by all parties hereto.

12.                               This Amendment shall not constitute an amendment or waiver of any other provision of the Purchase Agreement not expressly referred to herein. Except as expressly amended hereby, the provisions of the Purchase Agreement are and shall remain in full force and effect (including, for the avoidance of doubt, Sections 5.3 and 5.14).

13.              This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  Any Action arising out of or in connection with this Amendment shall be resolved in accordance with the procedures set forth in Section 11 of the Purchase Agreement.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

THE MCGRAW-HILL COMPANIES, INC.

By:             /s/ Scott L. Bennett
Name: Scott L. Bennett
Title:   Senior Vice President

[Signature Page to Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

MCGRAW-HILL VENTURES, INC.

By:              /s/ Jack F. Callahan, Jr.
Name: Jack F. Callahan, Jr.
Title:   Vice President

[Signature Page to Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) SARL

By:              /s/ Elizabeth O'Melia
Name: Elizabeth O'Melia
Title:    Director

[Signature Page to Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

MCGRAW-HILL INTERNATIONAL (U.K.) LTD.

By:             /s/ Elizabeth O'Melia
Name: Elizabeth O'Melia
Title:   Director

[Signature Page to Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

MCGRAW-HILL ASIAN HOLDINGS (SINGAPORE) PTE LTD.

By:              /s/ Anthony Lorin
Name: Anthony Lorin
Title:    Director

By:              /s/ Tan Chek Kian
Name: Tan Chek Kian
Title:    Director

[Signature Page to Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

MCGRAW-HILL GLOBAL EDUCATION LLC

(f/k/a MCGRAW-HILL EDUCATION LLC)

By:              /s/ Patrick Milano
Name: Patrick Milano
Title:    Executive Vice President

[Signature Page to Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

MHE ACQUISITION, LLC

By:  APOLLO MANAGEMENT VII, L.P.,
its manager

By:  AIF VII Management, LLC,
its general partner

By:             /s/ Laurie Medley
Name: Laurie Medley
Title:    Vice President

[Signature Page to Amendment to Purchase and Sale Agreement]